EXHIBIT 99.1

TURBODYNE UPDATE

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Feb. 4, 1999--Turbodyne Technologies Inc. (Nasdaq:TRBD; EASDAQ:TRBD) Thursday reported that a hearing date of Feb. 25, 1999, has been scheduled with the NASD in connection with its initiation of proceedings relating to a possible delisting of the company's shares.

Turbodyne has retained Williams & Connolly of Washington D.C. as special counsel to assist management in its presentation to the NASD.

Turbodyne also requested a hearing with EASDAQ, which is scheduled to take place on March 1, 1999.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel-economy and performance-enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power-generation industries.

Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, Calif.; New York; Ensenada and Mexico City, Mexico; Vancouver, Canada; Paris; and Frankfurt, Germany.

Turbodyne's World Wide Web address is: www.turbodyne.com

With the exception of the historical information contained in this news release, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the ability of the company to prepare a comprehensive and detailed response to Nasdaq and EASDAQ within the time permitted by these authorities. The failure of any of these factors could cause actual results to differ materially from the forward-looking statements discussed above.

CONTACT:
     Turbodyne Technologies Inc., Woodland Hills
     Mark White, 800/350-2031 (investors)
     Peter Kitzinski, 49-69-975-44-501 (Turbodyne Europe)
     Peter Weichselbraun, 800/566-1130 (media)

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